NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
March 29, 2007	Chief Financial Officer
(206) 298-2909

EMERITUS CORPORATION AND SUMMERVILLE SENIOR LIVING ANNOUNCE MERGER

SEATTLE, WA, March 29, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, and Summerville Senior Living (“Summerville”), today announced they have reached a definitive agreement whereby Emeritus will acquire all of the outstanding stock of Summerville pursuant to an Agreement and Plan of Merger (the “Agreement”). Under the terms of the Agreement, 8,500,000 shares of common stock of Emeritus will be issued to the shareholders of Summerville, including Apollo Real Estate Investment Funds III and IV, (“Apollo Funds”), two real estate funds managed by Apollo Real Estate Advisors, and certain employees of Summerville. Certain loans outstanding from the Apollo Funds to Summerville will be satisfied through the distribution of the Emeritus common stock issued in this transaction. After the merger, the former Summerville shareholders will hold approximately 31% of the outstanding stock of Emeritus.

The Apollo Funds, as holder of a majority of the voting stock of Summerville, have approved the merger. Saratoga Partners IV, LP and Daniel R. Baty, CEO of Emeritus, as combined holders of approximately 65% of the voting stock of Emeritus, have agreed to vote in favor of the merger. Consummation of the transaction is subject to Emeritus shareholder approval and is anticipated to close in July 2007.

Summerville is a San Ramon, California-based operator of 81 communities comprising 7,935 units in 13 states which provide independent living, assisted living, and Alzheimer’s and dementia related services to seniors. Upon completion of the merger, Summerville will be a wholly owned subsidiary of Emeritus Corporation and will retain the brand name in the operation of their communities. Granger Cobb, President and CEO of Summerville, will assume the titles of President and Co-CEO of Emeritus. A representative designated by the Apollo Funds and Granger Cobb will each have a seat on the board of directors of Emeritus.

After the merger, Emeritus will operate 284 communities in 36 states comprising 24,448 units with a capacity for over 28,000 residents. Daniel Baty will continue to serve as Chairman and Co-CEO of Emeritus and the company will continue to be traded on the AMEX under the symbol ESC.

Mr. Baty commented on the merger, “This is a partnering of two very compatible and complimentary companies joining together to leverage on each other’s strengths. We believe this merger reflects each company’s contribution to the future value of the combined entities and ensures we will be able to realize that value.”

Mr. Cobb stated, “This is a very exciting opportunity to capitalize on the “best practices” of two organizations that have evolved with similar products and cultures. The synergies and future potential are tremendous!”

Stuart Koenig, a senior partner and CFO of Apollo, commented that “the merger will create a dynamic and scaleable company able to drive organic growth from its existing communities while it also focuses on additional growth opportunities within the industry.”

For more detailed information on Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates, or has an interest in, 203 communities representing capacity for approximately 16,513 units and 20,149 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.